Exhibit 12.1


               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                             Six Months      Year
                                                    Nine Months Ended                Year Ended                Ended         Ended
                                                      September 30,                 December 31,             December 31,   June 30,
                                                    1999        1998        1998        1997        1996        1995         1995
                                                 ----------  ----------  ----------  ----------  ----------  ----------   ----------

                                                                               (amounts in thousands)
Net income                                         $ 2,251     $ 1,962     $ 2,659     $ 2,206    $    954     $   735      $ 1,301
Provision for income taxes                             945         772       1,084       1,022         470         414          833
Fixed charges including interest on deposits (1)     7,703       7,584      10,205       9,043       7,775       3,629        5,931
                                                 ----------  ----------  ----------  ----------  ----------  ----------   ----------
Total                                               10,899      10,318      13,948      12,271       9,199       4,778        8,065

Fixed charges excluding interest on deposits (2)       424         164         270         334         342         190          698

Ratio of earnings to fixed charges:
  Excluding interest on deposits (3)                  8.54       17.67       14.86       10.66        5.16        7.05         4.06
  Including interest on deposits (4)                  1.41        1.36        1.37        1.36        1.18        1.32         1.36

  (1) Fixed charges including interest on deposits is equal to gross interest expense.
  (2) Fixed charges excluding interest on deposits consist of interest on advances from the FHLB of Atlanta.
  (3) Ratio of earnings to fixed charges excluding interest on deposits is computed by dividing the total of net income, provison for income taxes, and fixed charges excluding interest on deposits by fixed charges excluding interest on deposits.
  (4) Ratio of earnings to fixed charges including interest on deposits is computed by dividing the total of net income, provison for income taxes, and fixed charges including interest on deposits by fixed charges including interest on deposits.